EXHIBIT 10.51

CONSULTING AGREEMENT
This CONSULTING AGREEMENT, dated as of December 31, 2018 (this “Agreement”), is made by and between The Brink’s Company (the “Company”) and McAlister C. Marshall, II (the “Consultant”). The parties have mutually agreed that Consultant’s tenure as Senior Vice President, General Counsel and Chief Administrative Officer of the Company will end effective as of the close of business on December 31, 2018, and in consideration of the mutual covenants, undertakings, and consideration set forth herein, the parties hereby agree to certain changes to the terms of Consultant’s continued employment with the Company as follows:
1. Term of Employment. The Company agrees to continue to employ Consultant for a period commencing on January 1, 2019 and ending on December 31, 2019 (the “Term”), unless such employment (and thus the Term) is terminated earlier in accordance with this Agreement. Consultant’s employment may be terminated by either party at any time and for any reason upon thirty (30) days’ written notice; provided that the Company may terminate Consultant’s employment for Cause (as defined below) without any notice.
2.     Title; Reporting Structure; Authority. (a) Effective as of the close of business on December 31, 2018, Consultant shall cease to be Senior Vice President, General Counsel and Chief Administrative Officer of the Company. Throughout the Term, Consultant shall have the title of “Special Advisor” and shall report to the Chief Executive Officer of the Company and to Consultant’s successor as General Counsel of the Company. Consultant shall provide the following services as an employee of the Company, with hours to be mutually agreed between the parties, during the Term: (i) assisting the Company in the transition of his duties to his successor, (ii) serving as a non-executive advisor to the Chief Executive Officer and to Consultant’s successor with respect to legal matters, compliance, current litigation and contractual matters, and (iii) assisting with special projects, as reasonably requested and mutually agreed from time to time.
(b) During the Term, Consultant shall not be an executive officer of the Company, shall have no reports and shall, unless otherwise required pursuant to Section 2(c), work out of his current office or from his personal residence at his election. Under no circumstances shall Consultant have or claim to have power of decision hereunder in any activity on behalf of the Company, nor shall Consultant have the power or authority hereunder to obligate, bind or commit the Company in any respect. During the Term, Consultant shall not (i) make any management decisions on behalf of the Company, or (ii) undertake to commit the Company to any course of action in relation to third persons. The two immediately preceding sentences shall not apply to carrying out Consultant’s duties with respect to offices and board memberships with Company subsidiaries that the Company reasonably requests Consultant to continue to hold.
(c) The Company reserves the right to require Consultant to work from his personal residence or to place Consultant on “garden leave” during some or all of the Term and to require Consultant to return to active employment from such “garden leave”. During any period of “garden leave”, upon the Company’s request, Consultant shall: (i) vacate his current office, (ii) surrender all property of the Company (including, without limitation, computers, cell phones and other electronic products, credit cards and the like), (iii) perform any services requested by the Company from his personal residence, unless otherwise directed by the Company in writing, and (iv) remain reasonably contactable and available to perform the services set forth in Section 2(a) of this Agreement at the Company’s request. At any point during such “garden leave”, the Company also reserves the right to (x) exclude Consultant from any of its premises and (y) limit or deny Consultant access to Company email, intranet or other information systems. Notwithstanding the foregoing, during any period of “garden leave” and at all times following Consultant’s termination of employment for any reason other than for Cause, Consultant shall be permitted to keep the mobile phone (including, if Consultant so requests, Consultant’s mobile phone number), computer, iPad and Apple Watch issued to Consultant by the Company (the “Electronics”); provided, however, that Consultant must provide the Electronics to the Company for data screening protection upon the earliest to occur of (i) notification by the Company that Consultant will be placed on “garden leave”, (ii) provision by either party of written notice of termination pursuant to Section 1 and (iii) December 1, 2019.
3.     Continued Employment. Throughout the Term, Consultant shall remain an employee of the Company (regardless of title) and remain eligible to participate in the health and welfare benefit plans of the Company, except as provided in Section 4 below. The parties currently anticipate that Consultant will experience a separation from service upon commencement of the Term. The Company shall promptly pay, or reimburse Consultant for, any business expenses he reasonably incurs in connection with performing his duties under this Agreement in accordance with applicable Company policies.
4.     Compensation. (a) The Company agrees to pay Consultant, and Consultant agrees to accept, as compensation for the services and obligations set forth herein, the compensation and benefits described below (the “Compensation”), subject to (x) the early termination of Consultant’s employment as described in Section 5 below, (y) Consultant’s executing and not timely revoking the release of claims in substantially the form attached as Exhibit A hereto (the “Release of Claims”) in accordance with Section 6 and (z) Consultant’s not having committed a material breach of his obligations under Sections 7 through 9 below, which breach has caused (or would reasonably be expected to cause) significant harm to the Company:

i.
Base Salary. One year of continued base salary (i.e., through December 31, 2019), based on Consultant’s annual base salary as in effect immediately prior to commencement of the Term (which is $510,000), payable in equal installments on the Company’s regular payroll dates, less applicable taxes and withholding.

ii.
Annual Incentives. Two lump-sum cash payments equal to (x) Consultant’s 2018 annual incentive opportunity (which at target is $332,000), payable at the same time and on the same terms and conditions as other senior executives of the Company, and (y) a 2019 target annual incentive payment, which shall be equal to Consultant’s 2018 target annual incentive opportunity (i.e., $332,000) and which shall be payable in the first 60 days of 2020 without regard to the achievement of any Company performance goals; provided that, in the case of both clause (x) and (y), any applicable individual performance multiplier shall be deemed satisfied at 100%.

iii.	Health Care Benefits. Continued treatment by the Company as a full-time employee for purposes of participation in the Company’s medical and dental plans during the Term, and payment by the Company of premiums associated with the medical and dental plan coverage to which Consultant was entitled immediately prior to commencement of the Term, in an amount equal to the premiums that the Company paid in respect of such coverage immediately prior to commencement of the Term; provided, however, that such benefits shall be reported by the Company as taxable income to Consultant to the extent reasonably determined by the Company to be necessary to avoid such benefits from being considered to have been provided under a discriminatory self-insured medical reimbursement plan pursuant to Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”). Consultant and his eligible beneficiaries will become eligible for continuation coverage under COBRA upon the expiration of the Term, except as otherwise required by any applicable plan provisions or by applicable law.

iv.
Retirement Benefits. Continued eligibility to participate in the Company 401(k) Plan during the Term (including the Company match provided under the Company 401(k) Plan) to the extent permitted pursuant to the terms thereof.

v.	Outplacement Services. Company-provided outplacement services, the scope and provider of which shall be selected by the Company in its sole discretion.

vi.
Equity Awards. Any unvested compensatory awards denominated in shares of common stock of the Company that are held by Consultant immediately prior to commencement of the Term (including any one-off or special awards or other awards that were not granted in connection with the Company’s ordinary long-term incentive award grant cycle) shall continue to vest as if Consultant had remained a full-time employee through the Term and shall otherwise continue to be governed by the terms and conditions of the applicable plans and related award agreements; provided, however, that any performance-based vesting conditions applicable to such awards shall be deemed achieved based on actual performance as of the vesting date. Exhibit B hereto sets forth a schedule of all outstanding equity incentive awards and applicable vesting dates held by Consultant as of the date hereof.

(b) Consultant agrees and acknowledges that, other than the Compensation, Consultant shall not be entitled to any (i) future annual incentive awards, (ii) future grants of equity incentive awards, or (iii) payments or benefits pursuant to the Company’s Severance Pay Plan or Consultant’s Change in Control Agreement. In addition, Consultant agrees that he shall not make any future elective deferrals or receive any Company matching contributions with respect to the Supplemental Savings Plan or the Key Employees’ Deferred Compensation Program, as applicable. Solely for purposes of the vesting and non-forfeitability of any previously accrued Company matching contributions or earnings on previously accrued benefits under the Supplemental Savings Plan and the Key Employees’ Deferred Compensation Program, the Company shall deem Consultant to be an employee of the Company until January 1, 2019.
(c) By executing this Agreement, and notwithstanding anything to the contrary in the Supplemental Savings Plan or the Key Employees’ Deferred Compensation Program (or any election form delivered by Consultant prior to the date hereof), Consultant hereby revokes any and all deferral elections previously made by Consultant pursuant to such plans with respect to salary, annual bonus or other compensation that would otherwise be earned or payable to Consultant in 2019 or thereafter, except to the extent such revocation would be impermissible under applicable law or would result in the imposition of tax penalties under Section 409A of the Code and the regulations thereunder (“Section 409A”).
5.     Treatment of Compensation Upon a Termination of Employment During the Term. (a)  Upon a voluntary termination of employment by Consultant or the Company’s termination of Consultant’s employment for Cause (as defined below), in each case prior to December 31, 2019, the Company shall cease to provide the Compensation with respect to any period after the date that Consultant’s employment terminates; provided, however, that upon a voluntary termination of employment by Consultant, (i) Consultant shall receive continued salary payments and health and welfare benefit plan participation until the later of the date that Consultant’s employment terminates and June 30, 2019, (ii) Consultant shall receive Consultant’s 2018 target annual incentive opportunity and 2019 target annual incentive payment, determined and paid as set forth in Section 4(a)(ii) above, (iii) any outstanding equity incentive awards shall continue to vest through December 31, 2019, and (iv) Consultant’s Performance Options granted on February 17, 2017 shall continue to vest through the regularly scheduled vesting date of February 17, 2020 (the “Performance Option Vesting”). For purposes of this Agreement, “Cause” shall mean: (x) a material breach of this Agreement by Consultant that causes (or would reasonably be expected to cause) significant harm to the Company, (y) a material violation of the Company’s policies by Consultant that causes (or would reasonably be expected to cause) significant harm to the Company, or (z) Consultant’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation.
(b) Notwithstanding anything in this Agreement, any Release of Claims or other Company Arrangement (as defined below) to the contrary, if the Company terminates Consultant’s employment other than for Cause, or if Consultant resigns following the Company’s material breach of this Agreement following prompt notice of such alleged breach to the Company and the Company’s failure to cure such breach within thirty (30) days of such notice, Consultant shall continue to receive (i) the Compensation (including, for the avoidance of doubt, Consultant’s 2018 target annual incentive opportunity, 2019 target annual incentive payment and continued health and welfare benefit plan participation) to which he would have been entitled if he had remained employed through December 31, 2019, and (ii) the Performance Option Vesting, in each case subject to Consultant’s execution of an additional Release of Claims (which must be irrevocable in accordance with its terms within 10 days of such termination) and subject to Consultant’s not having committed a material breach of the restrictive covenants set forth in Sections 7 through 9, which breach has caused (or would reasonably be expected to cause) significant harm to the Company. In the event the Term ends on December 31, 2019, the Consultant will also receive the Performance Option Vesting.
6.     Release of Claims; Resignation of Officer Positions. In addition to the promises and commitments by Consultant set forth in this Agreement, the Compensation is conditioned on Consultant (i) executing on the date hereof, and not revoking, the Release of Claims described in Section 4(a) and (ii) at the request of the Company, executing such documents as the Company deems necessary to effectuate his removal from director and officer positions, committee memberships and any other positions he holds with any Company entity and assigning to the Company or its designee any shares of capital stock of any Company entity (other than shares of common stock of Company) which may be registered in his name. Should such Release of Claims not be executed on the date hereof, or should it thereafter be timely revoked, Consultant shall be deemed terminated for Cause as of such date, and the Company shall cease to have any obligation to provide any Compensation as of the date of such termination (which, for the avoidance of doubt, includes any obligations set forth in Section 4 to which Consultant would have otherwise been entitled upon a termination for Cause had Consultant complied with the requirements of this Section 6).
7.     Restrictive Covenants. In exchange for the consideration described herein, Consultant also expressly and voluntarily covenants and agrees that for twelve (12) months following the termination of Consultant’s employment for any reason, Consultant shall not, directly or indirectly, by agency, as a director, officer, employee or consultant, through a corporation, partnership, limited liability company, or by any other artifice or device:
(a) Engage in activities or business, or establish any new businesses, in any geographic area of any state or country (i) in which Consultant was physically located at the time Consultant provided services in furtherance of the business interests of the Company, (ii) for which Consultant had supervisory responsibility (in whole or in part), if any, on behalf of the Company, or (iii) to which Consultant was assigned by the Company; provided, in each case, that Consultant provided such services or had such responsibility or assignment within twelve (12) months prior to the termination of Consultant’s employment (any such area, the “Restricted Area”), that are substantially in competition with the business of the Company or any of its affiliates as of December 31, 2018, including (i) selling goods or services of the type sold by the Company or any of its affiliates in the Restricted Area, over which Consultant had management oversight and/or responsibility in his position as Senior Vice President, General Counsel and Chief Administrative Officer, except that Consultant may sell any goods or services that were not sold or to be sold by the Company or any of its affiliates at any time during Consultant’s employment with the Company or any of its affiliates, (ii) soliciting any customer or client or prospective customer or client of the Company or any of its affiliates to purchase any goods or services sold by the Company or any of its affiliates from anyone other than the Company or any of its affiliates, or servicing any such customer or client or prospective customer or client in any way in connection with or relating to the goods or services sold by the Company or any of its affiliates, (iii) interfering with, or attempting to interfere with, business relationships between the Company or any of its affiliates and the suppliers, partners, members or investors of the Company or any of its affiliates, and (iv) assisting any person in any way to do, or attempt to do, anything prohibited by clauses (i), (ii) or (iii) above; or
(b) Perform services in the business of armored vehicle transportation, secure international transportation of valuables, coin processing services, currency processing services, cash management services, safe and safe control services, payment services, security and guarding services, deposit processing services/daily overnight credit check imaging or jewel or precious metal vaulting for Garda, Loomis, Dunbar or any other direct competitor of the Company in the Restricted Area similar to the services Consultant performed for the Company or its affiliates; or

(c) Perform any action, activity or course of conduct that is substantially detrimental to the Company or any of its affiliates or to the business reputation of the Company or any of its affiliates, including (i) soliciting, recruiting or hiring any employees of the Company or any of its affiliates or persons who have worked for the Company or any of its affiliates, (ii) soliciting or encouraging any employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates or intentionally interfering with the relationship of the Company or any of its affiliates with any such employee, and (iii) assisting any person in any way to do, or attempt to do, anything prohibited by clauses (i) or (ii) above.
Consultant specifically acknowledges that, during the course of his employment by the Company as Senior Vice President, General Counsel and Chief Administrative Officer, he was exposed to, and played a crucial role in, the development and implementation of the Company’s strategic business operations, financial performance, marketing strategy, and plans for existing and future products and services in the Restricted Area. As such, Consultant agrees that the geographic scope of the restrictions set forth in this Section 7 is no more broad than reasonably necessary to protect the Company’s legitimate business interests. It shall not be a breach of this Section 7, or of comparable provisions in any Company Arrangement, for Consultant to engage in the private practice of law at a private law firm following termination of his employment under this Agreement so long as Consultant complies fully with his ethical obligations as a lawyer and does not violate his obligations under Sections 8 and 9 below.
8.     Confidential Information. (a) Consultant acknowledges that, during the course of his employment by the Company, he had access to various confidential information of the Company and its affiliates, including but not limited to strategic plans, security and operational procedures, practices and data, company specific reports and/or data, routing information, performance related data and reports, salary/compensation information, customer lists, pricing practices and lists, marketing plans, operational processes and techniques, financial information including financial information set forth in internal records, files and ledgers or incorporated in profit and loss statements, financial reports and business plans, inventions, discoveries, devices, algorithms, as well as computer hardware and software (including source code, object code, documentation, diagrams, flow charts, know how, methods and techniques associated with the development of a use of any of the foregoing computer software), all internal memoranda, any other records of the Company or its affiliates (including electronic and data processing files and records) and any other information designated as a “trade secret” and/or constituting a trade secret under any governing law and any other proprietary information not generally available to the public that the Company or its affiliates consider confidential information (collectively called “Confidential Information”). In connection with this Agreement, Consultant agrees that all Confidential Information is and shall remain the property of the Company or its affiliates and that he shall not divulge or disclose any such Confidential Information to any third party or use any such Confidential Information without the prior written consent of the Company.
(b) In the event Consultant becomes, or believes he has become, in any way legally compelled to disclose any Confidential Information, Consultant shall provide the Company with prompt prior written notice of such requirement so the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section. In the event such protective order or other remedy is not obtained, or the Company waives compliance with this Section, Consultant agrees to furnish only that portion of the Confidential Information which he is legally compelled to disclose and agrees to exercise best efforts to request that confidential treatment will be accorded any such information so furnished. Consultant further agrees to return immediately to the Company any and all Confidential Information received or obtained during the course of Consultant’s employment with the Company, including but not limited to all documents and records and computer databases and files, and all copies thereof.
(c)    Notwithstanding anything in this Agreement, any Release of Claims or other Company Arrangement to the contrary, Consultant shall not be prohibited from: (i) making truthful statements, or disclosing documents and information, (x) to the extent reasonably necessary in connection with any litigation, arbitration or mediation involving Consultant’s rights or obligations under this Agreement, any Release of Claims or other Company Arrangement or (y) when required by law, legal process or by any court, arbitrator, mediator or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Consultant to make such statements or to disclose or make accessible such documents and information; provided, however, that Consultant shall continue to comply with Section 8(b) with respect to any such statements or disclosures; (ii) retaining, and using appropriately (including in compliance with Sections 7, 8(b) and 9), documents and information relating to his personal employment (or termination thereof) and compensation and his rolodex (and electronic equivalents); (iii) disclosing his post-employment restrictions in confidence in connection with any potential new employment or business venture; (iv) disclosing documents and information relating to his personal employment (or termination thereof) and compensation in confidence to any attorney, financial advisor, tax preparer, or other professional for the purpose of securing professional advice or to his spouse; (v) using and disclosing documents and information at the request of the Company or its attorneys and agents; or (vi) using and disclosing documents and information in connection with good faith performance of his duties under this Agreement.
9.     Mutual Non-Disparagement; Positive References. (a) Consultant agrees that he shall not make any untrue, misleading or defamatory statements concerning the Company or Releasees (as defined in the Release of Claims) or any of its or their directors or officers, and shall not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory or derogatory remarks or references, whether oral or in writing, concerning the Company or Releasees or any of its or their directors or officers, or otherwise take any action which might reasonably be expected to cause damage or harm to the Company or Releasees or any of its or their directors or officers. Nothing in this Agreement prohibits Consultant from communicating with or fully cooperating in the investigations of any governmental agency on matters within their jurisdictions. However, this Agreement does prohibit Consultant from recovering any relief, including without limitation monetary relief, as a result of such activities. In agreeing not to make disparaging statements regarding the Company or Releasees or any of its or their directors or officers, Consultant acknowledges that he is making a knowing, voluntary and intelligent waiver of any and all rights he may have to make disparaging comments about the Company or Releasees or any of its or their directors or officers, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights. /s/MCM II

(b) The Company agrees that none of the members of the Board of Directors of the Company (the “Board”) or officers of the Company shall make disparaging statements concerning Consultant. Nothing in this Agreement prohibits the Company or any members of the Board or officers of the Company from communicating with or fully cooperating in the investigations of any governmental agency on matters within their jurisdictions.
(c) The Company agrees that, upon request by Consultant, the Chief Executive Officer and the Chairman of the Board shall promptly provide positive professional references regarding Consultant in connection with any of Consultant’s subsequent potential employers or business ventures.
10.     Consultant Acknowledgements. (a) Consultant acknowledges that a violation by Consultant of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Consultant agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages the Company is able to show, in the event of a material breach by Consultant of any of the covenants set forth in Sections 6 through 9 of this Agreement, which breach has caused (or would reasonably be expected to cause) significant harm to the Company, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment of the Compensation to the extent not previously paid or provided, (ii) the prompt return by Consultant of any portion of such Compensation and the value of such benefits previously paid or provided, and (iii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted.
(b) Consultant acknowledges that the Company and its affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization. Consultant acknowledges that the Company has a legitimate business interest in and right to protect its Confidential Information, goodwill and employee, customer and other relationships, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships. Consultant further acknowledges that the Company and its affiliates are entitled to protect and preserve the going concern value of the Company to the extent permitted by law.
(c) In light of the foregoing acknowledgments, Consultant agrees that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its affiliates. Consultant further acknowledges that, although Consultant’s compliance with the covenants contained in this Agreement may prevent Consultant from earning a livelihood in a business similar to the business of the Company,

Consultant’s experience and capabilities are such that Consultant has other opportunities to earn a livelihood and adequate means of support for Consultant and Consultant’s dependents.
(d) Prior to execution of this Agreement, Consultant was advised by the Company of Consultant’s right to seek independent advice from an attorney of Consultant’s own selection regarding this Agreement. Consultant acknowledges that Consultant has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Consultant further represents that, in entering into this Agreement, Consultant is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents that are not expressly set forth herein, and that Consultant is relying only upon Consultant’s own judgment and any advice provided by Consultant’s attorney.
(e) In light of the acknowledgements contained in this Section 10, Consultant agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, him contained in this Agreement.
(f) The Company represents that it knows of no claims or causes of action that it has or may have against Consultant as of the date of this Agreement.
(g) Notwithstanding anything in this Agreement to the contrary, nothing in or about this Agreement prohibits Consultant from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (“Section 21F”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (“SEC”), (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate Sections 8 or 9 of this Agreement, to the extent permitted by Section 21F, (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company, or (iv) receiving a monetary award as set forth in Section 21F.
(h) Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A. For purposes of Section 409A, each payment of the Compensation shall be treated as a “separate payment”. To the extent that the Company determines that any payment or benefit pursuant to this Agreement constitutes deferred compensation (within the meaning of Section 409A), such payment or benefit shall be made at such times and in such forms as the Company determines are required to comply with Section 409A (including, in the case of payments to a “specified employee” within the meaning of Section 409A, the six-month delay for amounts payable upon a separation from service). Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to Consultant under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to Consultant under the relevant section of this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to Consultant as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Consultant to the Company or to any other individual or entity, and the Company shall not pay any additional payment or benefit in the event that the Company changes the time or form of Consultant’s payments or benefits in accordance with this Section.
11.     General. (a) This Agreement supersedes all understandings or agreements, whether oral or written, by and between the Company and Consultant relating to its subject matter and sets forth the entire agreement between the Company and Consultant with respect thereto; provided, however, that (x) any other non-competition and/or non-disclosure agreements between the Company and Consultant shall (except as otherwise expressly provided in this Agreement) continue unabated pursuant to their own terms and (y) Consultant shall remain entitled (except as otherwise expressly provided in this Agreement) to any benefits to which he is entitled, or becomes entitled as set forth herein, under the applicable terms of any applicable written employment, compensation or benefit plan, program, agreement or arrangement of the Company or any of its affiliates (collectively, “Company Arrangements”). The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Consultant shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following his death by giving written notice thereof to the Company. In the event of Consultant’s death or a judicial determination of his incompetence, references in this Agreement or in any Release of Claims to Consultant shall be deemed, where appropriate, to refer to his beneficiar(ies), estate, executor(s), or other legal representative(s). For the avoidance of doubt, (x) any restrictive covenants contained in any understanding or agreement between Consultant and the Company, including any equity award agreement, shall (except as otherwise expressly provided in this Agreement) continue in effect and hereafter apply coextensively with the restrictive covenants contained in Sections 7 through 9 of this Agreement and (y) Consultant shall remain entitled to prompt indemnification, prompt advancement of legal fees and other expenses, and to directors and officers insurance coverage, with respect to services rendered by him prior to the date hereof, in each case to the maximum extent permitted under any Company Arrangement that applies to directors or officers generally. Consultant acknowledges and agrees that no oral agreement or representations have been made by the Company that are not contained in this Agreement. The parties agree that this Agreement may not be modified, except in writing, and signed by each of the undersigned. If a provision of this Agreement is declared invalid or is unenforceable in any other way, the other provisions shall remain in full force and effect. In such event, the parties shall replace the invalid provision with a valid provision in accordance with the object and the purport of this Agreement, in such manner that the new provision shall reflect the intention of the parties as much as possible. Each party affirms and warrants that it is fully authorized, by any person or body whose authorization is necessary, to enter into and carry out the terms of this Agreement and any Release of Claims.
(b) The parties acknowledge and agree that this Agreement shall be construed and interpreted according to the laws of Virginia without regard to conflict of law principles.

(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and signatures to this Agreement, and to the attached Release, may be delivered via facsimile, electronic mail or portable document format (PDF).

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the dates indicated below.

MCALISTER C. MARSHALL, II
/s/ McAlister C. Marshall, II
Date: December 31, 2018
THE BRINK’S COMPANY
/s/ Doug Pertz
By:	Doug Pertz
Its:	President and Chief Executive Officer
Date:	December 31, 2018

Exhibit A

RELEASE OF CLAIMS
This Release of Claims is made by and among McAlister C. Marshall, II (the “Consultant”) and The Brink’s Company (the “Company”), as of [DATE] (the “Release Date”) in connection with the Consulting Agreement by and between Consultant and the Company dated as of December 31, 2018 (the “Agreement”). Capitalized terms used but not defined in this Release of Claims shall have the meaning ascribed to them in the Agreement.
1.In consideration of the Compensation provided by the Company pursuant to the Agreement, Consultant, being of lawful age, on his behalf and on behalf of his heirs, legal representatives, agents, successors and assigns, hereby irrevocably and unconditionally agrees to release and forever discharge the Company, its parent, subsidiaries and affiliates, divisions, successors, assigns, health and retirement plans (and the fiduciaries and service providers to such plans) and its and their respective current and former directors, officers, shareholders, employees, agents and representatives (collectively, the “Releasees”) of and from, any and all claims, actions, demands and liabilities of whatever nature, kind or character, asserted or unasserted, known or unknown (collectively, “Claims”), which Consultant has or may have against the Company or any of the Releasees through the Release Date, including but not limited to, claims arising out of, related to, or in any way connected with Consultant’s employment by, and director and/or officer positions with, the Company or any of the Releasees, or from Consultant’s termination of employment with, or arising from the conduct, acts or omissions of, the Company or any Releasee or its or their agents or employees, or arising from any other transactions, agreements (including but not limited to the Change in Control Agreement dated February 23, 2018 between Consultant and Company) occurrences, acts or omissions, or any loss, damage or injury, known or unknown, resulting from any act or omission by or on the part of the Company or any of the Releasees or its or their agents or employees. This includes, but is not limited to, any claims for liability, wages (including but not limited to any payments, wages, benefits, or compensation of any kind under Title 40.1 of the Code of Virginia, as amended), the loss of emoluments and equity, such as but not limited to incentive compensation, bonuses (including but not limited to any bonus under the Key Employees Incentive Plan) and/or any and all other emoluments, severance under the Company’s Severance Pay Plan or other payments beyond the Compensation, demands, losses, expenses, suits, fringe benefits, health insurance, costs, attorney’s fees, actions or causes of action based on any federal, state or local statute, law, ordinance or regulation of the United States or other jurisdictions in which the Releasees operate or the common law of Virginia or any other state or country (collectively, the “Statutes”), but specifically excludes Claims that arise under, or are preserved by, this Release of Claims or the Agreement. Consultant further states that he is unaware of any facts or circumstances that would give rise to liability against the Releasees under any Statutes, including without limitation any federal, state or local whistleblower statute. Finally, Consultant agrees and represents that he has not filed in any state, federal, or local court or with any state, federal or other governmental agency or entity or any administrative tribunal, or any arbitration forum, any claim or complaint of whatever kind or nature, whether in Consultant’s own capacity or as a member of a class or otherwise based upon any rights, privileges, entitlements or benefits arising out of or related to Consultant’s employment with the Company, and that any remedies for such claims or complaints Consultant might have standing to assert are released by this Release of Claims. The foregoing shall not affect Consultant’s right to obtain whatever benefits Consultant is entitled to receive from the Company’s

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health and retirement plans as of the Release Date. The language of this Release of Claims shall not affect any right to indemnification Consultant may have under the Company’s Bylaws.
2.    Consultant agrees he shall at all times, and from time to time, take all reasonable actions and provide information and support reasonably requested by the Company to assist the Company, its affiliates, successors and assigns (including its counsel) in maintaining, contesting, defending against or settling any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand. Consultant further agrees that, other than pursuant to valid subpoena, process, or court order commanding attendance or testimony, Consultant shall not: (a) assist any other person or entity in any judicial, administrative, arbitral or other proceedings that in any way involve or relate to Consultant’s employment with the Company, or (b) voluntarily participate or assist in any such litigation or proceeding of any nature brought by or on behalf of any present or previous employee or agent of the Company, unless requested by the Company, or except as may be required by law. Should Consultant file any claim or complaint against the Company or any of the Releasees in any court or with any governmental agency or entity or any administrative tribunal, or any arbitration forum, Consultant acknowledges that Consultant has irrevocably waived any right to recovery against the Company or any of the Releasees in connection with such claims or activities. In the event Consultant is commanded to attend any proceedings or provide testimony within the meaning of this Section, Consultant agrees to provide notice of such attendance or testimony to counsel for the Company, in writing, ten (10) days prior to such attendance or testimony, or the amount of prior notice of such attendance or testimony that Consultant received, whichever is less.
3.    Notwithstanding anything in this Release of Claims or the Agreement to the contrary, nothing in or about this Release of Claims prohibits Consultant from: (i) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the SEC, (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate Sections 8 or 9 of the Agreement, to the extent permitted by Section 21F, (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company, or (iv) receiving a monetary award as set forth in Section 21F.
4.    Consultant acknowledges that he has been afforded all of the leave to which he is entitled under the Family and Medical Leave Act or any other applicable leave statute or regulation.
5.    Consultant specifically releases the Company from claims he might have standing to assert arising under the Age Discrimination in Employment Act (“ADEA”). By signing the Release of Claims, Consultant understands and agrees that his release of ADEA claims is completely voluntary. Consultant does not waive any rights or claims that may arise after the Release Date. Consultant has the right to consult with an attorney at his own expense regarding the terms of the Agreement, the Release of Claims and, specifically, Consultant’s release of ADEA claims, and Company urges Consultant to do so. Consultant has had at least twenty-one (21) days from the date of receipt of this Release of Claims to decide whether to accept the terms of this Release of Claims. Consultant also understands that he has seven (7) days from the Release Date to revoke the Release of Claims, for any reason.
6.    The parties agree that this Release of Claims may not be modified, except in writing, and signed by each of the undersigned. If a provision of this Release of Claims is declared invalid

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or is unenforceable in any other way, the other provisions shall remain in full force and effect. In such event, the parties shall replace the invalid provision with a valid provision in accordance with the object and the purport of this Release of Claims, in such manner that the new provision shall reflect the intention of the parties as much as possible.
7.    The parties acknowledge and agree that this Release of Claims shall be construed and interpreted according to the laws of the State of Virginia without regard to conflict of law principles.
8.    This Release of Claims takes effect on the eighth day after the date Consultant signs it and delivers it to the Company, without revocation. On that date, this Release of Claims becomes fully binding on Consultant and the Company.
9.    This Release of Claims may be executed in counterparts, and signatures delivered by facsimile (including, without limitation, by PDF) shall be effective for all purposes.

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IN WITNESS WHEREOF, the parties have executed or caused this Release of Claims to be executed as of the dates indicated below.

MCALISTER C. MARSHALL, II
/s/ McAlister C. Marshall, II
Date: December 31, 2019
THE BRINK’S COMPANY
/s/ Doug Pertz
By:	Doug Pertz
Its:	President and Chief Executive Officer
Date:	December 31, 2018

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Exhibit B

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